Exhibit 99.1

Investor Relations: Brian Norris Acme Packet +1 781-328-4790 bnorris@acmepacket.com	Industry Analysts / Trade and Business Press: Joyce Wady Connect2 Communications +1 919-554-3532 joyce@connect2comm.com

Acme Packet Reports Results for Third Quarter of Fiscal Year 2008

– Company Posts Revenues of $28.4 Million, up 11% Sequentially from Second Quarter of Fiscal Year 2008 –

– Company Updates Outlook for 2008 –

BURLINGTON, MA. – November 6, 2008 — Acme Packet, Inc. (NASDAQ: APKT), the leader in session border control solutions, today announced results for the three and nine months ended September 30, 2008 and updated its business outlook for the balance of fiscal year 2008.

Results for the Third Quarter of Fiscal Year 2008

Total revenues for the third quarter of fiscal year 2008 were $28.4 million compared to $29.6 million in the same period last year.  Net income for the third quarter of fiscal year 2008 was $2.0 million, or $0.03 per share on a diluted basis, compared to $5.5 million, or $0.08 per share on a diluted basis, in the same period last year.  Net income on a non-GAAP(1) basis for the third quarter of 2008 was $3.4 million, or $0.05 per share on a diluted basis, compared to $6.7 million, or $0.10 per share on a diluted basis, in the same period last year.  Non-GAAP net income(1) differs from GAAP net income as it excludes stock-based compensation expense, net of tax, of approximately $1.3 million, or $0.02 per share in the third quarter of fiscal year 2008 and approximately $1.2 million, or $0.02 per share in the third quarter of fiscal year 2007.  A reconciliation of GAAP to non-GAAP results is included at the end of this press release.

Results for the First Nine Months of Fiscal Year 2008

Total revenues for the first nine months of fiscal year 2008 grew to $85.8 million, an increase of 5% compared to $81.7 million in the same period last year.  Net income for the first nine months of fiscal year 2008 was $7.9 million, or $0.12 per share on a diluted basis, compared to $14.4 million, or $0.22 per share on a diluted basis, in the same period last year.  Net income on a non-GAAP(1) basis for the first nine months of fiscal year 2008 was $11.5 million, or $0.18 per share on a diluted basis, compared to $17.4 million, or $0.26 per share on a diluted basis, in the same period last year.  Non-GAAP net income(1) differs from GAAP net income as it excludes stock-based compensation expense, net of tax, of approximately $3.6 million, or $0.06 per share in the first nine months of fiscal year 2008 and approximately $3.0 million, or $0.04 per share for the first nine months of fiscal year 2007.  A reconciliation of GAAP to non-GAAP results is included at the end of this press release.

Company Updates Business Outlook for Fiscal Year 2008

The Company today provided its current outlook for the three month period ended December 31, 2008 and updated its full year business outlook for fiscal year 2008.  The Company’s outlook is based on the current indications for its business, which may change at any time.

	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2008
in Millions except Per Share Amounts	Business Outlook	Previous Business Outlook	New Business Outlook
Total Revenue	$30.0-$32.0	$116.0-$119.0	$116.0-$118.0
Interest Income	$0.6-$0.8	$3.0	$3.4-$3.6
GAAP Net Income EPS (Diluted)	$0.02-$0.04	$0.14-$0.16	No Change
Non-GAAP(1) Net Income EPS (Diluted)	$0.05-$0.07	$0.23-$0.25	No Change
Stock-Based Compensation Expense, Net of Taxes	$1.6-$1.7	$5.5	$5.2-$5.3
Stock-Based Compensation Expense, Net of Taxes, Per Share	$0.03	$0.09	No Change
Non-GAAP(1) Tax Rate	29.0%	37.5%	35.0%
Diluted Share Count	59.0	64.0	63.0

Company Announces Update on Common Stock Repurchase Program

The Company previously announced that its Board of Directors has authorized a $55.0 million common stock repurchase program (the “Program”).  During the three month period ended September 30, 2008, the Company repurchased approximately 4.0 million shares of its common stock for an aggregate purchase price of $22.6 million.  Since announcing the Program in February 2008 and through September 30, 2008, the Company repurchased approximately 4.9 million shares of its common stock for an aggregate purchase price of $29.3 million.  Subsequent to September 30, 2008 and through November 5, 2008, the Company repurchased an additional 1.4 million shares for an aggregate purchase price of $6.5 million.  In the aggregate, the Company has purchased approximately 6.3 million shares of its common stock for an aggregate purchase price of $35.8 million, with $19.2 million available for repurchase activity under the plan.  Under terms of the Program, purchases will continue to be executed periodically as market and business conditions warrant on the open market, in negotiated or block trades, or under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.  The Program does not obligate the Company to repurchase any dollar amount or number of shares of common stock, and the program may be suspended or discontinued at any time.  The common stock repurchase program will remain effective through February 28, 2009 unless terminated earlier by the Board of Directors.

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 5:00 p.m. eastern time today to discuss the financial results as well as management’s outlook for the business.  The conference call may be accessed in the United States by dialing (800) 553-5260 and using access code “APKT”.  The conference call may be accessed outside of the United States by dialing (612) 332-0820 and using access code “APKT”.  The conference call will be simultaneously webcast on the Company’s investor relations website, which can be accessed at www.ir.acmepacket.com.  A replay of the conference call will be available approximately two hours after the call by dialing (800) 475-6701 and using access code 963780 or by accessing the webcast replay on the Company’s investor relations website.

About Acme Packet, Inc.

Acme Packet, Inc. (NASDAQ: APKT), the leader in session border control solutions, enables the delivery of trusted, first class interactive communications—voice, video and multimedia sessions—and data services across IP network borders. Our Net-Net family of session border controllers, multiservice security gateways and session routing proxies supports multiple applications in service provider, large enterprise and contact center networks—from VoIP trunking to hosted enterprise and residential services to fixed-mobile convergence. They satisfy critical security, service assurance and regulatory requirements in wireline, cable and wireless networks; and support multiple protocols—SIP, H.323, MGCP/NCS and H.248—and multiple border points—interconnect, access and data center. Our products have been selected by more than 580 customers in 85 countries, including 29 of the top 30, and 84 of the top 100 service providers in the world. For more information, contact us at +1 781.328.4400, or visit www.acmepacket.com.

Acme Packet, Inc. Safe Harbor Statement

Statements contained herein that are not historical fact (including those in the section “Company Updates Business Outlook for Fiscal Year 2008”) may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to the Company’s position in the session border controller market, including its market leadership; the Company’s expected financial and operating results, including expected revenue and net income per share (on both a GAAP and non-GAAP basis) for future periods, including fiscal year 2008; the amount and impact of stock-based compensation expense; the Company’s definition of “non-GAAP net income” and/or “non-GAAP net income per share”; its ability to build and grow; the benefits or advantages of its programs, partnerships, services, or products; its traction in both new and existing customers; its ability to achieve its goals, plans and objectives; its ability to attract and retain customers; and its development activities. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated. These include, but are not limited to: difficulties growing its customer base; difficulties leveraging market opportunities; difficulties providing solutions that meet the needs of customers; poor product sales; long sales cycles; difficulty developing new products; difficulty in relationships with vendors and partners; higher risk in international operations;

difficulty managing rapid growth, financial performance; its ability to hire and retain necessary employees and appropriately staff its operations; the spending of the proceeds of its capital raising activities; its cash needs; and the impact of new accounting pronouncements and increased competition. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

(1) The Company uses the financial measures “non-GAAP net income” and “non-GAAP net income per share” to supplement its consolidated financial statements, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  The presentation of non-GAAP net income and non-GAAP net income per share is not meant to be a substitute for “net income” or “net income per share”, presented in accordance with GAAP but rather should be evaluated in conjunction with net income and net income per share.  The Company’s management believes that the presentation of non-GAAP net income and non-GAAP net income per share provides useful information to investors because this financial measure excludes stock-based compensation expense which is a non-cash charge.  Management does not consider this item to be part of the Company’s on-going operating activities or meaningful in evaluating the Company’s past financial performance or future prospects.  Management believes that excluding stock-based compensation expense is useful to investors because it is more representative of ongoing costs and therefore more comparable to historical operations. Non-GAAP net income and non-GAAP net income per share are primary financial indicators that the Company’s management uses to evaluate the Company’s financial results and forecast anticipated financial results for future periods. Management also uses these non-GAAP figures to make financial and operational decisions as these numbers exclude non-operational activities. These non-GAAP measures should not be considered measures of the Company’s liquidity.  The Company’s definition of “non-GAAP net income” and/or “non-GAAP net income per share” may differ from similar measures used by other companies and may differ from period to period. Subject to the review and approval of the audit committee of the Board of Directors, management may make other adjustments for expenses and gains that it does not consider reflective of core operating performance in a particular period and may modify “non-GAAP net income” and/or “non-GAAP net income per share” by excluding these expenses and gains.

Acme Packet, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(unaudited)		(unaudited)
Revenue:
Product	$22,318	$24,680	$68,786	$68,743
Maintenance, support and service	6,118	4,883	16,991	12,935
Total revenue	28,436	29,563	85,777	81,678

Cost of revenue (2):
Product	4,750	4,971	13,776	13,564
Maintenance, support and service	1,056	839	3,520	3,027
Total cost of revenue	5,806	5,810	17,296	16,591

Gross profit	22,630	23,753	68,481	65,087

Operating expenses (2):
Sales and marketing	11,264	9,087	32,862	25,194
Research and development	5,865	5,306	16,847	14,465
General and administrative	2,824	2,810	8,499	7,961
Total operating expenses	19,953	17,203	58,208	47,620

Income from operations	2,677	6,550	10,273	17,467

Other income, net	726	1,630	2,780	4,784
Income before provision for income taxes	3,403	8,180	13,053	22,251

Provision for income taxes	1,369	2,685	5,165	7,847

Net income	$2,034	$5,495	$7,888	$14,404

Net income per share

Basic	$0.03	$0.09	$0.13	$0.24
Diluted	$0.03	$0.08	$0.12	$0.22

Weighted average number of common shares used in net income per share calculation
Basic	58,120,027	59,770,922	59,568,054	59,111,526
Diluted	62,282,852	65,962,761	64,275,760	66,017,417

(2) Amounts include stock-based compensation expense, as follows:
Cost of product revenue	$116	$64	$329	$176
Cost of maintenance, support and service revenue	122	102	301	260
Sales and marketing	967	639	2,732	1,589
Research and development	639	595	1,409	1,387
General and administrative	174	292	560	773

Acme Packet, Inc.

Table of Reconciliation from GAAP to Non-GAAP

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(unaudited)		(unaudited)

Reconciliation of non-GAAP net income (1):
Net income	$2,034	$5,495	$7,888	$14,404
Adjustments:
Stock-based compensation expense, net of taxes	1,346	1,194	3,603	2,983
Non-GAAP net income (1)	$3,380	$6,689	$11,491	$17,387

Non-GAAP net income per share (1)
Basic	$0.06	$0.11	$0.19	$0.29
Diluted	$0.05	$0.10	$0.18	$0.26

Acme Packet, Inc.

Other Operational Data

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(unaudited)		(unaudited)

Depreciation and amortization	$1,491	$1,310	$4,114	$3,624
Capital expenditures	$1,050	$1,352	$3,215	$4,129

Acme Packet, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$127,037	$136,420
Accounts receivable, net	27,211	29,998
Inventory	8,961	5,784
Deferred tax asset	1,346	1,346
Other current assets	3,489	2,095
Total current assets	168,044	175,643
Property and equipment, net	6,444	7,343
Other assets	494	347
Deferred tax asset	3,242	3,242
Total assets	$178,224	$186,575

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,877	$4,659
Accrued expenses and other liabilities	9,823	8,510
Deferred revenue	14,788	9,974
Total current liabilities	29,489	23,143

Deferred rent	143	265

Stockholders’ equity:
Common stock	61	60
Treasury stock, at cost	(29,326)	—
Additional paid-in capital	149,837	142,974
Retained earnings	28,021	20,133
Total stockholders’ equity	148,593	163,167
Total liabilities and stockholders’ equity	$178,224	$186,575

Acme Packet, Inc.

Condensed Consolidated Statements of Cash Flow

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(unaudited)		(unaudited)

Cash provided by (used in) operations	$2,547	$(1,060)	$21,625	$8,245
Cash used in investing activities	(1,050)	(1,352)	(3,215)	(3,983)
Cash (used in) provided by financing activities	(22,371)	4,048	(27,793)	4,799